UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   March 8, 2007

BALLY TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-4281	88-0104066
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 S. Bermuda Rd.
Las Vegas, Nevada		89119
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 584-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)           On March 8, 2007, Bally Technologies, Inc. (the “Company”), entered into a Separation Agreement (the “Agreement”) with Mark Lipparelli, pursuant to which Mr. Lipparelli’s employment as the Company’s Executive Vice President, Operations will terminate, effective April 1, 2007.  Pursuant to the terms of the Agreement, the Company shall pay Mr. Lipparelli his base salary for a ten-month period commencing on May 25, 2007, based upon his rate of pay at the time of termination ($250,000 per year).  However, such payments shall be offset by any income earned by Mr. Lipparelli during such period from other employment by or with a company involved in the design, manufacture, marketing or selling of Gaming Devices (as defined in the Agreement).

The Agreement also provides that Mr. Lipparelli shall be engaged by the Company as a consultant from April 1 to May 25, 2007, pursuant to the Company’s standard form of consulting agreement.  Mr. Lipparelli will receive a salary of $4,807.69 per week while serving as a consultant.  In connection therewith, Mr. Lipparelli has agreed to forgo his rights and obligations arising out of the Company’s Management Incentive Plan, as such rights and obligations are more specifically set forth in his employment agreement dated September 23, 2003.  All shares of Mr. Lipparelli’s restricted stock shall expire as provided for in the Company’s Amended and Restated 2001 Long-term Incentive Plan, as amended.

Pursuant to the Agreement, the Company and Mr. Lipparelli agreed to a mutual release of claims.  The Agreement also provides for standard confidentiality, non-solicitation and non-compete agreements.

The foregoing summary is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)   Exhibits

(10.1)  Separation Agreement by and between the Company and Mark Lipparelli, dated March 8, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BALLY TECHNOLOGIES, INC.

By:	/s/ Mark Lerner

Mark Lerner
Senior Vice President, General Counsel and Secretary

Dated: March 27, 2007